EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 21.87 Percent Increase in Three Month Net Income

BOWIE, Md., July 23, 2008 (PRIME NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $89,164 or 21.87% to $496,824 or $0.13 per basic and diluted common share for the three month period ended June 30, 2008 from $407,660 or $0.10 per basic and diluted common share for the same period in 2007. Net income for the six month period ended June 30, 2008 was $941,657 or $0.25 per basic and $0.24 per diluted common share. This represented an increase of $206,455 or 28.08% compared to net income of $735,202 or $0.17 per basic and diluted common share for the six months ended June 30, 2007. The $0.08 or 47.06% increase in earnings per basic common share for the six month period was a result of improved earnings and the company's repurchase of 177,799 shares of its common stock during the six month period ended June 30, 2008.

Total assets increased $25.2 million or 10.28% to $270.4 million on June 30, 2008 compared to the December 31, 2007 level of $245.2 million. For the six month period ended June 30, 2008, total loans increased $15.4 million (7.63%) to $217.3 million compared to the $201.9 million reported at December 31, 2007. For the twelve month period, loans increased $45.9 million (26.78%) compared to the $171.4 million reported at June 30, 2007.

Mr. Cornelsen stated: "Despite the weak economic environment and the uncertainties faced by our industry, I am pleased to report continued sound financial performance for the first six months of 2008. Although the challenges faced by the real estate industry in our market in the prior twelve months negatively impacted our industry, we were able to grow loans 26.78% over the prior year while maintaining the quality in our loan portfolio. We ended the quarter with only the one non-performing loan totaling approximately $935,000 that we had previously reported and a boat that we repossessed during the quarter that secured an approximately $65,000 loan balance. We had no other loans past due more than 30 days. We also do not have any investments or substantive loans comprised of sub-prime mortgages. We continue to believe that most of our commercial clients, even those that directly or indirectly serve the building industry, remain financially strong. Considering our current backlog of credits approved or in the underwriting process, we anticipate that loan growth will continue during the year.

"As of September 30, 2007, we reported that we had one non-performing loan in the amount of $127,000. The foreclosure process on the property that secured this loan was completed in January and we received full repayment of principal, interest, late charges and costs in June 2008. As of December 31, 2007, we reported that we had a second non-performing loan. The Borrower on this loan filed for bankruptcy protection in November 2007. During the bankruptcy proceedings, we discovered that the borrower provided the bank with fraudulent financial statements. A commercial real estate property secures this loan. The loan to value at inception of this loan was 80%. During the first quarter, the borrower began remitting payments and advised us that the borrower will make all past due interest and principal current prior to March 31, 2009. We do not expect to incur any losses on this loan. We also do not expect to recognize any substantive additional losses on the boat.

"During this period of economic stress, we have also closely monitored our investment portfolio. This portfolio consists primarily of investment grade instruments issued by the U.S. government, government sponsored entities and municipalities. We do not have any investments in trust preferred securities in our portfolio.

"As a result of the growth in our loan portfolio and continued deterioration in the economy, we increased the provision for loan losses 322.00% or $96,600 during the three month period and 91.86% or $79,000 during the six month period ended June 30, 2008. Non-interest expense increased $10,195 (0.59%) for the three month period and $52,538 (1.53%) for the six month period. These increases were the result of the opening of our new College Park branch in February 2008 and the expenses associated with the operations of our Greenbelt branch that we opened in June 2007. The decline in salary and other operating expenses was a result of the closing of the marine division at the end of the third quarter of 2007 which was offset by the staffing requirements in our new branches and the new loan officers hired in the second and fourth quarter of 2007."

At December 31, 2007, the allowance for loan losses was $1.6 million or 0.78% of gross loans compared to $1.7 million or 0.79% of gross loans at June 30, 2008. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. The rapid Federal Reserve interest rate reductions we have experienced this year directly impacted our net interest margin which decreased to 3.90% for the six month period ended June 30, 2008 compared to 3.95% for the six month period ended June 30, 2007. The 3.90% margin was a modest improvement over the 3.84% reported on March 31, 2008.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to anticipated loan growth, payment of non-performing loans, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

                Old Line Bancshares, Inc. & Subsidiary
                      Consolidated Balance Sheets

                                          June 30,        December 31,
                                            2008              2007
 ---------------------------------------------------------------------
                                          (Unaudited)

                          Assets

 Cash and due from banks                 $  6,098,646     $  3,172,089
 Federal funds sold                        11,048,810        9,822,079
                                         ------------     ------------
    Total cash and cash
     equivalents                           17,147,456       12,994,168
 Time deposits in other banks               2,052,009        2,000,000
 Investment securities available
  for sale                                  6,258,432        9,393,356
 Investment securities held to
  maturity                                 10,175,547        2,301,591
 Loans, less allowance for loan
  losses                                  217,258,833      201,941,667
 Restricted equity securities at
  cost                                      2,126,550        2,080,250
 Investment in real estate LLC                819,663          805,971
 Bank premises and equipment                4,686,670        4,207,395
 Accrued interest receivable                  840,807          918,078
 Deferred income taxes                        201,223          161,940
 Bank owned life insurance                  7,932,654        7,769,290
 Other assets                                 920,264          637,570
                                         ------------     ------------
                                         $270,420,108     $245,211,276
                                         ============     ============

       Liabilities and Stockholders' Equity

 Deposits
    Noninterest-bearing                  $ 40,055,451     $ 35,141,289
    Interest-bearing                      157,834,605      142,670,944
                                         ------------     ------------
    Total deposits                        197,890,056      177,812,233
 Short-term borrowings                     22,343,877       16,347,096
 Long-term borrowings                      15,000,000       15,000,000
 Accrued interest payable                     559,064          693,868
 Income tax payable                           100,259          238,226
 Other liabilities                            618,209          488,599
                                         ------------     ------------
                                          236,511,465      210,580,022

 Stockholders' equity
   Common stock, par value $.01
    per share; authorized
    15,000,000 shares; issued and
    outstanding  3,898,050 in
    2008, and 4,075,849 in 2007                38,980           40,758
    Additional paid-in capital             29,073,627       30,465,013
    Retained earnings                       4,858,245        4,155,232
                                         ------------     ------------
                                           33,970,852       34,661,003
   Accumulated other
    comprehensive income                      (62,209)         (29,749)
                                         ------------     ------------
                                           33,908,643       34,631,254
                                         ------------     ------------
                                         $270,420,108     $245,211,276
                                         ============     ============

                 Old Line Bancshares, Inc. & Subsidiary
                    Consolidated Statements of Income
                              (Unaudited)

                         Three Months Ended        Six Months Ended
                              June 30,                  June 30,
                           2008       2007         2008         2007
 ---------------------------------------------------------------------

 Interest revenue
  Loans, including
   fees                 $3,473,981  $2,970,722  $6,977,665  $5,851,279
  U.S. Treasury
   securities               18,698      29,769      41,185      61,344
  U.S. government
   agency securities        24,175      79,622      49,707     159,982
  Mortgage backed
   securities               94,791      12,801     112,850      26,716
  Municipal
   securities               23,894      26,966      48,811      53,944
  Federal funds sold        45,591     381,489     171,969     754,954
  Other                     44,566      21,640      93,951      42,928
                        ----------  ----------  ----------  ----------
      Total interest
       revenue           3,725,696   3,523,009   7,496,138   6,951,147
                        ----------  ----------  ----------  ----------

 Interest expense
  Deposits               1,181,809   1,402,699   2,516,646   2,763,213
  Borrowed funds           184,049     133,052     390,121     239,296
                        ----------  ----------  ----------  ----------
      Total interest
       expense           1,365,858   1,535,751   2,906,767   3,002,509
                        ----------  ----------  ----------  ----------

      Net interest
       income            2,359,838   1,987,258   4,589,371   3,948,638

 Provision for loan
  losses                   126,600      30,000     165,000      86,000
                        ----------  ----------  ----------  ----------
      Net interest
       income after
       provision for
       loan losses       2,233,238   1,957,258   4,424,371   3,862,638
                        ----------  ----------  ----------  ----------

 Non-interest revenue
  Service charges
   on deposit
   accounts                 79,252      72,998     152,204     143,918
  Marine division
   broker
   origination fees             --     135,284          --     212,958
  Earnings on bank
   owned life
   insurance                91,111      89,288     182,714     156,638
  Income (loss) on
   investment in
   real estate LLC             745      (6,000)     13,641       3,768
  Other fees and
   commissions              89,552      79,474     144,539     119,669
                        ----------  ----------  ----------  ----------
      Total
       non-interest
       revenue             260,660     371,044     493,098     636,951
                        ----------  ----------  ----------  ----------

 Non-interest expense
  Salaries                 751,700     800,866   1,486,631   1,555,037
  Employee benefits        231,905     228,451     501,358     513,265
  Occupancy                270,787     224,183     550,709     434,621
  Equipment                 76,191      56,956     146,666     118,402
  Data processing           64,627      54,652     125,879     114,092
  Other operating          336,659     356,566     665,936     689,224
                        ----------  ----------  ----------  ----------
      Total
       non-interest
       expense           1,731,869   1,721,674   3,477,179   3,424,641
                        ----------  ----------  ----------  ----------

 Income before
  income taxes             762,029     606,628   1,440,290   1,074,948

 Income taxes              265,205     198,968     498,633     339,746
                        ----------  ----------  ----------  ----------
 Net income             $  496,824  $  407,660  $  941,657  $  735,202
                        ==========  ==========  ==========  ==========

 Basic earnings per
  common share          $     0.13  $     0.10  $     0.25  $     0.17
 Diluted earnings
  per common share      $     0.13  $     0.10  $     0.24  $     0.17

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544